Exhibit 10.1

JOINDER AND NINTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Joinder and Ninth Amendment to Loan and Security Agreement (this “Agreement”) is entered into as of November 2, 2022, by and among (a) SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located 1200 17th Street, 16th Floor, Denver, Colorado 80202 (“Bank”), (b) EDGIO, INC. (f/k/a Limelight Networks, Inc.), a Delaware corporation, with its principal place of business located at 1465 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85257 (“Existing Borrower”), and (c) (i) LIMELIGHT MIDCO, INC., a Delaware corporation (“Midco”), (ii) LIMELIGHT ACQUISITIONCO, INC., a Delaware corporation (“AcquisitionCo”), and (iii) EDGECAST INC., a California corporation (“Edgecast”, and together with Midco and AcquisitionCo, individually and collectively, jointly and severally, “New Borrower”), each with a principal place of business located at 1465 North Scottsdale Road, Suite 400, Scottsdale, Arizona 85257. New Borrower and Existing Borrower, are hereinafter individually and collectively, jointly and severally, “Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Existing Borrower to Bank, Existing Borrower is indebted to Bank pursuant to a loan arrangement dated as of November 2, 2015, evidenced by, among other documents, a certain Loan and Security Agreement dated as of November 2, 2015, among Existing Borrower and Bank as amended by that certain First Loan Modification Agreement dated as of March 30, 2016, as further amended by that certain Second Loan Modification Agreement dated as of October 25, 2016, as further amended by that certain Third Amendment to Loan and Security Agreement dated as of October 17, 2017, as further amended by that certain Fourth Amendment to Loan and Security Agreement dated as of February 27, 2018, as further amended by a certain Fifth Amendment to Loan and Security Agreement dated as of April 22, 2020, as further amended by a certain Sixth Amendment to Loan and Security Agreement dated as of July 22, 2020, as further amended by a certain Seventh Amendment to Loan and Security Agreement dated as of December 23, 2020, and as further amended by a certain Eighth Amendment to Loan and Security Agreement dated as of October 7, 2021 (as has been and may be further amended, modified, restated, replaced or supplemented from time to time the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. JOINDER TO LOAN AGREEMENT. New Borrower hereby joins the Loan Agreement and each of the Loan Documents, and agrees to comply with and be bound by all of the terms, conditions and covenants of the Loan Agreement and Loan Documents, as if it were originally named a “Borrower” therein. Without limiting the generality of the preceding sentence, New Borrower agrees that it will be jointly and severally liable, together with the Existing Borrower, for the payment and performance of all obligations and liabilities of Borrower under the Loan Agreement, including, without limitation, the Obligations. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder. Each Borrower hereunder shall be obligated to repay all Credit Extensions made pursuant to the Loan Agreement, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.

3. SUBROGATION AND SIMILAR RIGHTS. Each Borrower waives any suretyship defenses available to it under the Code or any other applicable law. Each Borrower waives any right to require Bank to: (i) proceed against any other Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement, the Loan Agreement or other Loan Documents, each Borrower irrevocably waives until the payment in full of all Obligations (other than inchoate indemnity obligations, any other obligations which by their terms are to survive the termination of the Loan Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of the Loan Agreement) and the termination of the Loan Documents, all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under the Loan Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with the Loan Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with the Loan Agreement or otherwise. Until the payment in full of all

Obligations (other than inchoate indemnity obligations, any other obligations which by their terms are to survive the termination of the Loan Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of the Loan Agreement) and the termination of the Loan Documents, any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 3 shall not be enforced. If any payment is made to a Borrower in contravention of this Section 3, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

4. GRANT OF SECURITY INTEREST. To secure the prompt payment and performance of all of the Obligations, New Borrower hereby grants to Bank a continuing lien upon and security interest in all of New Borrower’s now existing or hereafter arising rights and interests in such assets of New Borrower as are consistent with the description of the Collateral set forth on Exhibit A of the Loan Agreement (as if such Collateral were deemed to pertain to the assets of New Borrower), whether now owned or existing or hereafter created, acquired, or arising, and wherever located, including, without limitation, all of New Borrower’s assets, and all New Borrower’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing. New Borrower further covenants and agrees that by its execution hereof it shall provide all such information, complete all such forms, and take all such actions, and enter into all such agreements, in form and substance reasonably satisfactory to Bank that are reasonably deemed necessary by Bank in order to grant a valid, perfected first priority security interest to Bank in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of the Loan Agreement to have superior priority to Bank’s Lien in this Agreement). New Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral in violation of the Loan Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5. REPRESENTATIONS AND WARRANTIES. New Borrower hereby represents and warrants to Bank that all representations and warranties in the Loan Documents made on the part of Existing Borrower are true and correct in all material respects on the date hereof with respect to New Borrower, with the same force and effect as if New Borrower was named as “Borrower” in the Loan Documents in addition to Existing Borrower; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

6. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by, among other property, the Collateral as defined in the Loan Agreement (together with any other collateral security granted to Bank, as amended, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

7. DELIVERY OF DOCUMENTS. Each Borrower hereby agrees that the following documents shall be delivered to Bank prior to or contemporaneously with delivery of this Agreement, each in form and substance satisfactory to Bank:

A.

a secretary’s corporate borrowing certificate for each New Borrower with respect to such New Borrower’s certificate of incorporation or articles of incorporation (as applicable), by-laws, incumbency and resolutions authorizing the execution and delivery of this Agreement and the other documents required by Bank in connection with this Agreement;

B.	consent of each New Borrower’s shareholders, as necessary, authorizing the execution and delivery of this Agreement and the other documents required by Bank in connection with this Agreement;

C.

a long form Certificate of Good Standing for (a) each of (i) Midco and (ii) AcquisitionCo, certified by the Secretary of State of Delaware, and (b) Edgecast, certified by the Secretary of State of California;

D.	certificates of Good Standing/Foreign Qualification, as applicable, certified by the Secretary of State (or equivalent agency) for each state in which any New Borrower is qualified to do business;

E.	the results of UCC searches for each New Borrower indicating that there are no Liens other than Permitted Liens, and otherwise in form and substance satisfactory to Bank;

F.	a Perfection Certificate for each New Borrower;

G.	a legal opinion (authority/enforceability) from Borrower’s counsel with respect to each New Borrower; and

H.	such other documents as Bank may reasonably request.

8.	AMENDMENTS TO LOAN AGREEMENT.

1

The parties hereto agree that, except as expressly provided in this Agreement, the Loan Agreement and all other Loan Documents and all terms and provisions thereof remain in full force and effect as of the date hereof.

2	The Loan Agreement shall be amended by deleting the defined term “Borrower” where it appears in the preamble thereof.

3

Borrower hereby acknowledges and agrees that Borrower shall (a) take commercially reasonable efforts to deliver to Bank, in form and substance satisfactory to Bank, on or before the date that is forty-five (45) days from the date of this Agreement, a landlord’s consent in favor of Bank for New Borrower’s leased location at 13031 West Jefferson Blvd, Building 900, Los Angeles, CA 90094 by the landlord thereof, together with the duly executed signatures thereto, and (b) deliver to Bank, on or before the date that is thirty (30) days from the date of this Agreement, each in form and substance satisfactory to Bank: (i) a certificate on the Acord 25 form with respect to Borrower’s general liability insurance policy; (ii) a certificate on the Acord 28 form with respect to Borrower’s property insurance policy; (iii) an endorsement to Borrower’s general liability insurance policy that names Bank as an additional insured; (iv) an endorsement to Borrower’s property insurance policy that names Bank as lender’s loss payable; (v) endorsements to Borrower’s general liability and property insurance policies stating that the insurer will give Bank at least thirty (30) days prior written notice before any such policy or policies shall be canceled; and (vi) a certificate of good standing/foreign qualification of Existing Borrower certified by the Secretary of State (or equivalent agency) of each of (A) California, (B) Colorado, (C) Florida, (D) Massachusetts, (E) Michigan, (F) New York, (G) Tennessee, and (H) Texas. Borrower acknowledges and agrees that the failure of Borrower to satisfy the requirements set forth in the immediately preceding sentence shall result in an immediate Event of Default under the Loan Agreement for which there shall be no grace or cure period.

4	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.4 thereof:

“(a) Interest Rate. Subject to Section 2.4(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (i) one-quarter of one percent (0.25%) below the Prime Rate and (ii) three percent (3.0%), which interest shall be payable monthly in accordance with Section 2.4(d) below.”

and inserting in lieu thereof the following:

“(a) Interest Rate. Subject to Section 2.4(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (i) one-quarter of one percent (0.25%) below the Prime Rate and (ii) four percent (4.0%), which interest shall be payable monthly in accordance with Section 2.4(d) below.”

5	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.5 thereof:

“(c) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly in arrears on the last day of each quarter, and on the Revolving Line Maturity Date, in an amount equal to two-tenths of one percent (0.20%) per annum of the average unused portion of the Revolving Line, as determined by Bank in accordance with this Section 2.5(c). The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a per annum basis and payable quarterly as set forth above and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section 2.5(c) notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;

and inserting in lieu thereof the following:

“ (c) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly in arrears on the last day of each quarter, and on the Revolving Line Maturity Date, in an amount equal to twenty-five one-hundredths of one percent (0.25%) per annum of the average unused portion of the Revolving Line, as determined by Bank in accordance with this Section 2.5(c). The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a per annum basis and payable quarterly as set forth above and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section 2.5(c) notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Notwithstanding the foregoing, Bank agrees to waive the Unused Revolving Line Fee during any calendar quarter in which the average outstanding amount of Obligations of Borrower to Bank, as determined by Bank in its commercially reasonable discretion, is greater than Twenty Million Dollars ($20,000.000);”

6	The Loan Agreement shall be amended in Section 2.5 by (i) relettering subsections (e) and (f) as (g) and (h), and (ii) inserting the following new subsection (e):

“ (e) Ninth Amendment Anniversary Fee. fully earned, non-refundable anniversary fee of One Hundred Thousand Dollars ($100,000.00) shall be earned as of the Ninth Amendment Effective Date, and shall be due and payable on the earliest to occur of (i) November 2, 2023, (ii) the occurrence of an Event of Default, or (iii) the termination of this Agreement;”

7	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.8(a) thereof:

“Maintain all of its and all of its Subsidiaries’ operating accounts, depository accounts, and excess cash with Bank and Bank’s Affiliates; provided, however, Foreign Subsidiaries of Borrower may maintain accounts outside of the United States with financial institutions other than Bank and Bank’s Affiliates.”

and inserting in lieu thereof the following:

“Maintain all of its and all of its Subsidiaries’ operating accounts, depository accounts, and excess cash with Bank and Bank’s Affiliates; provided, however, (i) Foreign Subsidiaries of Borrower may maintain accounts outside of the United States with financial institutions other than Bank and Bank’s Affiliates and (ii) (A) Edgio may maintain seven (7) accounts with Bank of America ending 3409, 6033, 4052, 4014, 4022, 9031, and 4049, each existing on the Ninth Amendment Effective Date and disclosed on the Perfection Certificate, and (B) Edgecast may maintain (1) one account with CitiBank ending 9033, existing on the Ninth Amendment Effective Date and disclosed on the Perfection Certificate (collectively, (A) and (B) together, the “Permitted Accounts”) so long as (1) the aggregate average daily closing balance of the Permitted Accounts (for all such accounts measured together) is less than Six Million Dollars ($6,000,000.00) for each month, and (2) the aggregate closing balance of the Permitted Accounts (for all such accounts measured together) is less than Six Million Dollars ($6,000,000.00) on both (x) the last day of each calendar quarter and (y) the last day of each month in which Advances are outstanding or an Advance request has been made (provided, however, that Borrower shall not be required to comply with this clause (y) if Borrower was in compliance with the requirements of clause (1) for the month immediately preceding the applicable testing date).”

8	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.8(b) thereof:

“The provisions of the previous sentence shall not apply (i) to deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such or (ii) during the Transition Period.”

and inserting in lieu thereof:

“The provisions of the previous sentence shall not apply (i) to deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such or (ii) the Permitted Accounts.”

9	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.9 thereof:

“(d) Minimum Adjusted Quick Ratio. Maintain at all times, to be tested (i) as of the last day of each month in which Advances are outstanding at any time or an Advance request has been made and (ii) as of the last day of each quarter to the extent not tested pursuant to (i) during any month in such quarter, an Adjusted Quick Ratio of at least 1.0 to 1.0 (provided that Borrower shall have at least Five Million Dollars ($5,000,000.00) in unrestricted and unencumbered (other than Liens in favor of Bank pursuant to the general security interest granted in this Agreement) cash and Cash Equivalents in Deposit Accounts or Securities Accounts in Borrower’s name maintained with Bank or Bank’s Affiliates).”

and inserting in lieu thereof the following:

“(d) Minimum Adjusted Quick Ratio. Maintain at all times, to be tested (i) as of the last day of each month in which Advances are outstanding at any time or an Advance request has been made and (ii) as of the last day of each quarter to the extent not tested pursuant to (i) during any month in such quarter, an Adjusted Quick Ratio of at least 1.0 to 1.0 (provided that Borrower shall have at least Fifteen Million Dollars ($15,000,000.00) in unrestricted and unencumbered (other than Liens in favor of Bank pursuant to the general security interest granted in this Agreement) cash and Cash Equivalents in Deposit Accounts or Securities Accounts in Borrower’s name maintained with Bank or Bank’s Affiliates).”

10	The Loan Agreement shall be amended by inserting the following new Section 6.16 immediately after Section 6.15 thereof:

“6.16 Dissolution of Merger Subsidiary. Provide to Bank, on or prior to May 1, 2023 (or such later date as Bank may agree to in writing in its sole and absolute discretion), evidence satisfactory to Bank in its commercially reasonable discretion that Mojo Merger Sub, LLC, Borrower’s wholly-owned Subsidiary, is dissolved and all assets of such Subsidiary transferred to Borrower.”

11	The Loan Agreement shall be amended by deleting the following text, appearing in Section 7.7 thereof:

“(a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock of Borrower other than Permitted Distributions;”

and inserting in lieu thereof the following:

“(a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock or membership interests of Borrower other than Permitted Distributions;”

12	The Loan Agreement shall be amended by deleting the following text, appearing in Section 8.10 thereof:

“Any of the following occurs with respect to Borrower’s Indebtedness pursuant to the Indenture: (a) Borrower makes any payment with respect to such Indebtedness, provided that, so long as no Event of Default has occurred or would result therefrom, Borrower may”

and inserting in lieu thereof the following:

“Any of the following occurs with respect to Edgio’s Indebtedness pursuant to the Indenture: (a) Borrower makes any payment with respect to such Indebtedness, provided that, so long as no Event of Default has occurred or would result therefrom, Edgio may”

13	The Loan Agreement shall be amended by deleting the following text, appearing in Section 8.2 thereof:

“(a) Borrower fails or neglects to perform any obligation in Sections 6.3, 6.4, 6.5, 6.6, 6.8, 6.9, 6.10, 6.14, or 6.15, or violates any covenant in Section 7;”

and inserting in lieu thereof:

“(a) Borrower fails or neglects to perform any obligation in Sections 6.3, 6.4, 6.5, 6.6, 6.8, 6.9, 6.10, 6.14, 6.15, or 6.16, or violates any covenant in Section 7;”

14	The Loan Agreement shall be amended by inserting the following new Section 9.8 immediately after Section 9.7 thereof:

“9.8 Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives, until the payment in full of all Obligations (other than inchoate indemnity obligations, any other obligations which by their terms are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement) and the termination of the Loan Documents, all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Until the payment in full of all Obligations (other than inchoate indemnity obligations, any other obligations which by their terms are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement) and the termination of the Loan Documents, any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall not be enforced. If any payment is made to a Borrower in contravention of this Section 9.8, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.”

15	The Loan Agreement shall be amended by deleting the following text, appearing in Section 10 thereof:

“with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456
Email: DEphraim@riemerlaw.com

and inserting in lieu thereof the following:

“with a copy to:	Morrison & Foerster LLP
200 Clarendon Street, Floor 21
Boston, Massachusetts 02116
Attn: David A. Ephraim, Esquire
Fax: (617) 830-0142
Email: DEphraim@mofo.com”

16	The Loan Agreement shall be amended by deleting the following text, appearing in the definition of “Eligible Accounts” in Section 13.1 thereof:

“ (v) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25.0%) (or forty percent (40.0%) for Accounts for which the Account Debtor is Amazon, Microsoft, or Apple) of all Accounts, for the amounts that exceed that percentage, unless otherwise approved by Bank in writing on a case by case basis in its sole discretion;”

and inserting in lieu thereof the following:

“ (v) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25.0%) of all Accounts, for the amounts that exceed that percentage, unless otherwise approved by Bank in writing on a case by case basis in its sole discretion;”

17	The Loan Agreement shall be amended by deleting the following text, appearing in the definition of “Permitted Indebtedness” in Section 13.1 thereof:

“ (n) unsecured Indebtedness pursuant to the Indenture in an aggregate original principal amount not to exceed Two Hundred Million Dollars ($200,000,000.00) at any time, provided that such Indebtedness has a stated final maturity no earlier than May 1, 2023 and shall not be subject to any conditions that could result in such stated final maturity occurring on a date earlier than May 1, 2023 (it being understood that (i) a Holder’s option to convert any such Indebtedness into, or exchange any such Indebtedness for, common stock (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock), (ii) a Holder’s option to require Borrower to repurchase such Indebtedness in connection with a change of control transaction or other fundamental change, (iii) Borrower’s right to redeem such Indebtedness and (iv) the Holders’ or trustee’s ability to accelerate such Indebtedness in connection with an event of default (or the potential for an automatic acceleration in connection with bankruptcy, insolvency or reorganization events), shall, in any such case, not constitute a condition that could result in such stated final maturity of such Indebtedness occurring on a date earlier than May 1, 2023).”

and inserting in lieu thereof the following:

“ (n) unsecured Indebtedness of Edgio pursuant to the Indenture in an aggregate original principal amount not to exceed Two Hundred Million Dollars ($200,000,000.00) at any time, provided that such Indebtedness has a stated final maturity no earlier than August 1, 2025 and shall not be subject to any conditions that could result in such stated final maturity occurring on a date earlier than August 1, 2025 (it being understood that (i) a Holder’s option to convert any such Indebtedness into, or exchange any such Indebtedness for, common stock (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock), (ii) a Holder’s option to require Edgio to repurchase such Indebtedness in connection with a change of control transaction or other fundamental change, (iii) Edgio’s right to redeem such Indebtedness and (iv) the Holders’ or trustee’s ability to accelerate such Indebtedness in connection with an event of default (or the potential for an automatic acceleration in connection with bankruptcy, insolvency or reorganization events), shall, in any such case, not constitute a condition that could result in such stated final maturity of such Indebtedness occurring on a date earlier than August 1, 2025).”

18	The Loan Agreement shall be amended by inserting the following new definitions, to appear alphabetically in Section 13.1 thereof:

““AcquisitionCo” is Limelight AcquisitionCo, Inc., a Delaware corporation.”

““Edgecast” is Edgecast Inc., a California corporation.”

““Edgio” is Edgio, Inc., a Delaware corporation.”

““Midco” is Limelight Midco, Inc., a Delaware corporation.”

““Ninth Amendment Effective Date” is November 2, 2022.”

““Permitted Accounts” is set forth in Section 6.8(a).”

19	The Loan Agreement shall be amended by deleting the following definitions, appearing in Section 13.1 thereof:

““Borrower” is defined in the preamble hereof.”

““Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of thirty-five percent (35.0%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) except as a result of transactions contemplated and permitted by this Agreement, at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement).”

““Convertible Notes” means notes issued by Borrower in a public offering, Rule 144A or other private placement that are convertible into common stock of Borrower (or other securities or property following a merger event or other change of the common stock of Borrower), cash or any combination thereof, including, without limitation, the convertible senior notes to be issued by Borrower on or before August 14, 2020 (including any convertible senior notes issued thereafter in connection with any customary greenshoe option) (the “2020 Convertible Notes”).”

““Indenture” means that certain Indenture to be dated as of on or before August 14, 2020 executed by and between Borrower, as issuer, and U.S Bank National Association, as trustee, relating to the 2020 Convertible Notes, as supplemented from time to time.”

““Non-Formula Borrowing Period” is each period (a) commencing on a day on which Borrower provides evidence to Bank satisfactory to Bank in its sole discretion, that Borrower has at all times during the immediately preceding calendar month maintained an Adjusted Quick Ratio of at least 1.50 to 1.0 and (b) terminating on the first day thereafter (if any) on which Borrower’s Adjusted Quick Ratio, as determined by Bank in its sole discretion, is less than 1.50 to 1.0.”

““Payment Date” is the last calendar day of each month.”

““Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of Borrower) purchased by Borrower in connection with the issuance of Convertible Notes and settled in common stock of Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of Borrower; provided that (a) the aggregate purchase price for such Permitted Bond Hedge Transaction does not exceed the net cash proceeds received by Borrower from the sale of the Convertible Notes in connection with which such Permitted Bond Hedge Transaction was purchased, (b) the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by Borrower in good faith), and (c) any payments by Borrower in respect of such Permitted Bond Hedge Transaction shall only be permitted to the extent permitted under Section 7.1.”

““Revolving Line” is an aggregate principal amount not to exceed Twenty Million Dollars ($20,000,000.00) outstanding at any time.”

““Revolving Line Maturity Date” is November 2, 2022.”

and inserting in lieu thereof the following:

““Borrower” means, individually and collectively, jointly and severally, Edgio, Midco, AcquisitionCo, and Edgecast.”

““Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of thirty-five percent (35.0%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Edgio’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) except as a result of transactions contemplated and permitted by this Agreement, at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement).”

““Convertible Notes” means notes issued by Edgio in a public offering, Rule 144A or other private placement that are convertible into common stock of Edgio (or other securities or property following a merger event or other change of the common stock of Edgio), cash or any combination thereof, including, without limitation, the convertible senior notes to be issued by Edgio on or before August 14, 2020 (including any convertible senior notes issued thereafter in connection with any customary greenshoe option) (the “2020 Convertible Notes”).”

““Indenture” means that certain Indenture to be dated as of on or before August 14, 2020 executed by and between Edgio, as issuer, and U.S Bank National Association, as trustee, relating to the 2020 Convertible Notes, as supplemented from time to time.”

““Non-Formula Borrowing Period” is each period (a) commencing on a day on which Borrower provides evidence to Bank satisfactory to Bank in its sole discretion, that Borrower has at all times during the immediately preceding calendar month maintained an Adjusted Quick Ratio of at least 1.35 to 1.0 and (b) terminating on the first day thereafter (if any) on which Borrower’s Adjusted Quick Ratio, as determined by Bank in its sole discretion, is less than 1.35 to 1.0.”

““Payment Date” is the first (1st) calendar day of each month.”

““Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to Edgio’s common stock (or other securities or property following a merger event or other change of the common stock of Edgio) purchased by Edgio in connection with the issuance of Convertible Notes and settled in common stock of Edgio (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of Edgio’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of Edgio; provided that (a) the aggregate purchase price for such Permitted Bond Hedge Transaction does not exceed the net cash proceeds received by Edgio from the sale of the Convertible Notes in connection with which such Permitted Bond Hedge Transaction was purchased, (b) the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by Edgio in good faith), and (c) any payments by Edgio in respect of such Permitted Bond Hedge Transaction shall only be permitted to the extent permitted under Section 7.1.”

““Revolving Line” is an aggregate principal amount not to exceed Fifty Million Dollars ($50,000,000.00) outstanding at any time.”

““Revolving Line Maturity Date” is April 2, 2025.”

20	The Compliance Statement appearing as Exhibit B to the Loan Agreement is deleted in its entirety and replaced with the Compliance Statement attached as Schedule 1 attached hereto.

9. FEES AND EXPENSES. Borrower shall pay to Bank a modification fee equal to One Hundred Twenty-Five Thousand Dollars ($125,000.00), which fee shall be fully earned, due and payable as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

10. PERFECTION CERTIFICATES.

(a) Existing Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of November 2, 2022 (the “Existing Borrower Perfection Certificate”), and acknowledges, confirms and agrees that the disclosures and information Existing Borrower provided to Bank in the Existing Borrower Perfection Certificate have not changed, as of the date hereof.

(b) In connection with this Agreement, Midco has delivered to Bank a Perfection Certificate signed by Midco dated as of the date of this Agreement (the “Midco Perfection Certificate”). Midco represents and warrants to Bank that: (i) Midco’s exact legal name is that indicated on the Midco Perfection Certificate and on the signature page hereof; (ii) Midco is an organization of the type, and is organized in the jurisdiction, set forth in the Midco Perfection Certificate; (iii) the Midco Perfection Certificate accurately sets forth Midco’s organizational identification number or accurately states that Midco has none; (iv) the Midco Perfection Certificate accurately sets forth Midco’s place of business, or, if more than one, its chief executive office as well as Midco’s mailing address if different; and (v) all other information set forth on the Midco Perfection Certificate pertaining to Midco is accurate and complete.

(c) In connection with this Agreement, AcquisitionCo has delivered to Bank a Perfection Certificate signed by AcquisitionCo dated as of the date of this Agreement (the “AcquisitionCo Perfection Certificate”). AcquisitionCo represents and warrants to Bank that: (i) AcquisitionCo’s exact legal name is that indicated on the AcquisitionCo Perfection Certificate and on the signature page hereof; (ii) AcquisitionCo is an organization of the type, and is organized in the jurisdiction, set forth in the AcquisitionCo Perfection Certificate; (iii) the AcquisitionCo Perfection Certificate accurately sets forth AcquisitionCo’s organizational identification number or accurately states that AcquisitionCo has none; (iv) the AcquisitionCo Perfection Certificate accurately sets forth AcquisitionCo’s place of business, or, if more than one, its chief executive office as well as AcquisitionCo’s mailing address if different; and (v) all other information set forth on the AcquisitionCo Perfection Certificate pertaining to AcquisitionCo is accurate and complete.

(d) In connection with this Agreement, Edgecast has delivered to Bank a Perfection Certificate signed by Edgecast dated as of the date of this Agreement (the “Edgecast Perfection Certificate”, and together with the Midco Perfection Certificate and the AcquisitionCo Perfection Certificate, the “New Borrower Perfection Certificates”). Edgecast represents and warrants to Bank that: (i) Edgecast’s exact legal name is that indicated on the Edgecast Perfection Certificate and on the signature page hereof; (ii) Edgecast is an organization of the type, and is organized in the jurisdiction, set forth in the Edgecast Perfection Certificate; (iii) the Edgecast Perfection Certificate accurately sets forth Edgecast’s organizational identification number or accurately states that Edgecast has none; (iv) the Edgecast Perfection Certificate accurately sets forth Edgecast’s place of business, or, if more than one, its chief executive office as well as Edgecast’s mailing address if different; and (v) all other information set forth on the Edgecast Perfection Certificate pertaining to Edgecast is accurate and complete.

Borrower hereby acknowledges and agrees that all references in the Loan Agreement to the “Perfection Certificate” shall mean and include, collectively, the Existing Borrower Perfection Certificate and the New Borrower Perfection Certificates.

11. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

12. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

13. INTENTIONALLY OMITTED.

14. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to amendments to the existing Obligations pursuant to this Agreement in no way shall obligate Bank to make any future amendments to the Obligations. Nothing in this Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Agreement.

15. COUNTERSIGNATURE. This Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

This Agreement is executed as of the date first written above.

EXISTING BORROWER:

EDGIO, INC.

By	/s/ Bob Lyons
Name:	Bob Lyons
Title:	CEO

NEW BORROWER

LIMELIGHT MIDCO, INC.

By	/s/ Michael DiSanto

Name:	Michael DiSanto
Title:	Director, President, Secretary & Treasurer

LIMELIGHT ACQUISITIONCO, INC.

By	/s/ Michael DiSanto

Name:	Michael DiSanto
Title:	Director, President, Secretary & Treasurer

EDGECAST INC.

By	/s/ Marissa Stoltz

Name:	Marissa Stoltz
Title:	Director, President & Secretary

BANK:

SILICON VALLEY BANK

By	/s/ John Lapides

Name:	John Lapides
Title:	Director

Schedule 1

EXHIBIT B

COMPLIANCE STATEMENT

TO:	SILICON VALLEY BANK	Date:
FROM:	EDGIO, INC.
LIMELIGHT MIDCO, INC.
LIMELIGHT ACQUISITIONCO, INC.
EDGECAST INC.

Under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended, the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Financial statements	Monthly within 30 days when Advances are outstanding or requested in said month	Yes No

Compliance Statement	Monthly within 30 days when Advances are outstanding or requested in said month; otherwise, quarterly within 30 days	Yes No

10-Q, 10-K (including opinion of auditors) and 8-K	Within 5 days after filing with SEC	Yes No

A/R & A/P Agings and Deferred Revenue Report	Monthly within 30 days when Advances are outstanding or requested in said month; otherwise, quarterly within 30 days	Yes No

Borrowing Base Reports	(i) With Advance requests and (ii) monthly within 30 days when Advances are outstanding or requested in said month; otherwise, quarterly within 30 days (not required during Non-Formula Borrowing Periods)	Yes No N/A

Board-approved Projections	FYE within 60 days and as updated or amended	Yes No

Financial Covenant	Required	Actual	Complies
Maintain at all times:
Adjusted Quick Ratio (must include at least $15,000,000 in in accounts with Bank and Bank’s Affiliates) (tested monthly when Advances are outstanding or requested in said month; otherwise, quarterly)	> 1.0 : 1.0 $15,000,000 in in accounts with Bank and Bank’s Affiliates	____ : 1.0______ $_______ in in accounts with Bank and Bank’s Affiliates)	Yes No

	Required	Actual	Non-Formula Borrowing Period in effect?
Maintain as indicated:
Adjusted Quick Ratio	> 1.35 : 1.0	______ : 1.0	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Compliance Statement.

New Office, Business or Bailee Locations	Borrower	Collateral Description	Value of Collateral

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

SCHEDULE 1 TO COMPLIANCE STATEMENT

FINANCIAL COVENANT OF BORROWER

In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.

Dated: ____________________

I.	Adjusted Quick Ratio (Section 6.9(d))

Required: > 1.0 : 1.0

Actual: _____ : 1:0

A.	Aggregate amount of Borrower’s unrestricted and unencumbered (other than Liens in favor of Bank pursuant to the general security interest granted in the Agreement) cash and Cash Equivalents held at such time by Borrower in Deposit Accounts or Securities Accounts maintained with Bank and, to the extent that they are subject to a fully-executed and enforceable Control Agreement in favor of Bank, Deposit Accounts or Securities Accounts maintained with Bank’s Affiliates and other financial institutions (provided that Borrower shall have at least Fifteen Million Dollars ($15,000,000.00) in unrestricted and unencumbered (other than Liens in favor of Bank pursuant to the general security interest granted in the Agreement) cash and Cash Equivalents in Deposit Accounts or Securities Accounts in Borrower’s name maintained with Bank or Bank’s Affiliates)	$______

B.	Aggregate value of Borrower’s net billed accounts receivable, determined according to GAAP	$______

C.	Quick Assets (the sum of lines A and B)	$______

D.	All obligations and liabilities of Borrower to Bank	$______

E.	Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s balance sheet, including all Indebtedness, not otherwise reflected in line D above, that mature within one (1) year	$______

F.	Current Liabilities (the sum of lines D and E)	$______

G.	Deferred Revenue	$______

H.	Adjusted Quick Ratio ((i) line C divided by (ii) line F minus line G)	_______

Is line H equal to at least 1.0 : 1.0?

_______No, not in compliance                 ______Yes, in compliance